Lyft Announces Updates to Board of Directors and Enhanced Voting and Governance Structures

Co-Founders Logan Green and John Zimmer to Step Down from Lyft Board and Convert Class B Shares

Sean Aggarwal Elected Board Chair, Maintaining Board Leadership and Enhancing Independence

SAN FRANCISCO–August 14, 2025– Lyft, Inc. (Nasdaq: LYFT) today announced that its co-founders, Logan Green, Chair of the Board, and John Zimmer, Vice Chair of the Board, intend to step down from the Lyft Board of Directors (the “Board”) on August 14, 2025, marking the successful completion of a two-year transition plan. Green and Zimmer will also convert all shares of Lyft Class B common stock to Lyft Class A common stock on August 15, 2025. Following the conversion, all holders of Lyft common stock will hold Class A common stock with equal voting rights, and Green and Zimmer will collectively own approximately 9.69 million shares of Lyft Class A common stock.
In connection with the transition, Sean Aggarwal has been elected to serve as Chair of the Board, enhancing the Board’s independence. Aggarwal joined the Board in 2016, served as Chair of the Board from 2019 to 2023 and was appointed Lead Independent Director in 2023.
Green and Zimmer commented, “Lyft has experienced outstanding growth and execution over the last two years under David Risher’s leadership, which is exactly what we were hoping for when we recruited him as CEO. It’s clear that Lyft has the right team in place, which gives us confidence that it’s time to complete the succession process we began two years ago. We are incredibly proud of the strong business progress and purpose-driven culture our team upholds. Lyft has a very exciting future ahead and we look forward to being two of Lyft’s biggest supporters as it continues to shape the future of transportation.”
“On behalf of the Lyft Board, I want to thank Logan and John for their visionary leadership and steadfast dedication to our company,” said Aggarwal. “Together, they paved the way not only for Lyft’s success, but for rideshare globally. Logan and John’s decision to eliminate the dual-class structure and establish a one-share, one-vote standard for Lyft stockholders delivers yet another benefit for our stockholders. It is consistent with the Board’s interest in pursuing best-in-class governance initiatives and reflects our confidence in Lyft’s future.”
David Risher, Lyft CEO, said, “Logan and John had the courage to do something monumental when they started Lyft. Today, they are taking another bold step by entrusting our team to continue their legacy and propel Lyft forward. They left massive shoes for me to fill when I became CEO in 2023, and I am pleased to say that Lyft is now in its strongest position to date, with record results in 2025. We have the talent, strategy, and resources to grow and transform the market for years to come, and our plan is to do just that.”
With these changes, the Board will reduce its size to seven members, six of whom are independent.
Green will continue to serve as a Venture Partner at Autotech Ventures. Zimmer is launching a new consumer focused business venture called YES&.
About Sean Aggarwal
Aggarwal has served as a member of the Lyft Board since February 2016. He formerly served as CFO of Trulia, where he generated a ~4x return on its stock when it was acquired by Zillow for $2.5 billion. Aggarwal has significant experience serving in senior roles at major public technology companies including PayPal, eBay and Amazon.com. He is an experienced public company director and serves on the boards of Arlo Technologies, a home security company, and Sonder Holdings, a hospitality company. He previously served on the board of Yatra Online, an online travel company. Aggarwal’s operational experience as an executive with technology companies as well as his deep understanding of finance, capital allocation, strategy, operations and risk management enable him to provide critical oversight to Lyft’s Board.
About Lyft
Whether it’s an everyday commute or a journey that changes everything, Lyft is driven by our purpose: to serve and connect. Founded in 2012, Lyft has grown into a global mobility platform offering a mix of rideshare, taxis, private hire vehicles, car sharing, bikes, and scooters across 4 continents and nearly 1,000 cities. Millions of drivers have chosen to earn on billions of rides - helping to create a more connected world, with transportation options for everyone.
Aurélien Nolf, Investors: investor@lyft.com
Stephanie Rice, Media: press@lyft.com